Exhibit 10.1

TRNR INTERACTIVE STRENGTH INC.

October 28, 2025

Mr. Caleb Morgret

Re: Offer Letter - Chief Financial Officer

Dear Caleb,

Interactive Strength Inc. (the “Company”) is pleased to offer you employment on the terms described herein. Your official start date will be mutually agreed upon, with a target start date of November 15, 2025. Effective as of November 15, 2025, this agreement supersedes any past employment or consulting agreements between you and the Company.

1.
Position. You will serve as the Company’s Chief Financial Officer. In this position, you will report to the Company’s Chief Executive Officer and perform all duties and responsibilities consistent with this position or as may be required to meet the business needs of the Company.

2.
Term. The term of Employee’s employment hereunder (the “Term”) shall begin on the Effective Date and end on the first anniversary or November 14, 2026. The Term of this Agreement shall be extended automatically for one year beginning on November 14, 2026 and each annual anniversary thereof (the "Extension Date") unless, and until, at least 90 days prior to the applicable Extension Date either the Employer or the Executive provides written notice to the other party that this Agreement is not to be extended.

3.
Location. Remote.

4.
Compensation. Effective November 15, 2025, you will be paid an annual base salary at the rate of three hundred thousand dollars ($300,000) payable bi-weekly on the Company’s regular payroll dates.

5.
Variable Compensation: You will be eligible to receive variable compensation of up to 50% of your base salary for each year that ends during the Employment Period of Executive’s employment (commencing with the Company’s fiscal year 2026). This may be awarded in the form of cash, restricted stock units (RSUs), or a combination of both, subject to the terms and condition of the annual performance bonus plan established by the Company from time to time for similarly situated employees. Any such bonus will be based on the achievement of goals and milestones established by the Company’s Compensation Committee in its sole discretion, and the Company’s Compensation Committee in its sole discretion may amend or terminate any such bonus plan at any time.

6.
Benefits. As an employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefits summary attached hereto as Exhibit A. Your eligibility to receive benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may, from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will

Exhibit 10.1

continue to be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

7.
Severance. You will be eligible to receive severance pursuant to the Company’s Executive Severance Plan (the “Severance Plan”) or any successor plan. As set forth in the Severance Plan, the Company has rights to amend, terminate, and interpret the Severance Plan, provided, that, except as otherwise permitted by the Severance Plan or as required to comply with any applicable law, regulation or rule, neither any amendment of the Severance Plan nor the termination of the Severance Plan will have a material adverse effect on your benefits under the Severance Plan without your consent.

8.
Confidential Information and Invention Assignment Agreement. As a condition of employment, you will be required to sign and comply with a Confidentiality, Invention Assignment, and Arbitration Agreement (Exhibits B and C), which among other things, prohibits unauthorized use or disclosure of Company proprietary information.

9.
Company Policies. As a Company employee, you will be expected to abide by the Company's rules and standards. Written policies will be provided for your review upon your start date. You will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct.

10.
I-9 Condition to Employment. As a condition of employment, you will be required to sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and provide satisfactory proof of your identity as required by United States law. This documentation must be provided prior to your Start Date as a condition of this offer and of your employment. Failure to provide this documentation will result in immediate termination of this relationship.

11.
Background Check. Your employment will be further subject to the satisfactory completion of a background check. Please consider this a notification in writing to inform you that a background check will be conducted.

12.
Representation. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

13.
Employment Relationship. Your employment with the Company is “at-will”. This means, subject to the notice period defined in the Term, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

14.
Dispute Resolution. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration as outlined in Exhibit B. Please note that we must receive your signed Agreement before your first day of employment.

Exhibit 10.1

15.
Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

16.
Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

17.
Entire Agreement. If you accept this offer, this letter and the Confidential Information and Invention Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Confidential Information and Invention Assignment Agreement or contrary to those contained in this letter or the Confidential Information and Invention Assignment Agreement, that may have been made to you are expressly canceled and superseded by this offer.

If you wish to accept this offer, please sign and date this letter, and the attached Confidentiality and Invention Assignment Agreement and return it to the Company by October 28, 2025

[Signature Page Follows]

INTERACTIVE STRENGTH INC.

Exhibit 10.1

By: /s/ Trent Ward

Name: Trent Ward

Title: CEO

ACCEPTED AND AGREED:

By: /s/ Caleb Morgret

Name: Caleb Morgret

Date: 10/28/25

EXHIBIT A

Exhibit 10.1

EMPLOYEE BENEFITS SUMMARY

The Company offers several employee benefits, which are listed below. Some details may shift per the business needs of the Company. Additional information will be provided in the case of any changes made to the provided benefits.

Paid Time Off (PTO):

•
Employees are eligible to participate in the Company’s Flexible Time Off Program, which includes unlimited time off with approval. Specific program details will be provided during Company orientation.
•
Eleven (11) paid holidays, as per the Company’s schedule: New Year’s Day, MLK Jr. Day, President's Day, Memorial Day, Juneteenth, Independence Day, Labor Day, Indigenous People’s Day, Veterans’ Day, Thanksgiving Day, Christmas Day.
•
Any additional paid holidays will be provided at the Company’s discretion.

Health Insurance Benefits:

•
100% employer-paid health coverage[1] for employees (medical, dental, vision, disability).
•
50% employer-paid health coverage[2] for dependents (medical, dental, vision).
•
FSA/Dependent Care FSA/HSA & Commuter benefits.

401k Benefits:

•
Employees are eligible to participate in the Company’s 401k plan from the first day of employment (all employees 21 years of age or older)

Live 1:1 Training & Coaching:

•
All employees are eligible to participate in Live 1:1 Training & Coaching, provided they stay in good standing with the company.[3]

EXHIBIT B

Exhibit 10.1

CONFIDENTIALITY, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT

As a condition of my employment or continued employment with Interactive Strength, Inc with its offices located in San Francisco, California (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation and other benefits now and hereafter provided to me by the Company, I agree to the following:

1. At-Will Employment. I understand and acknowledge that my employment with the Company is for an indefinite duration and constitutes “at-will” employment. This employment relationship may be terminated by either the Company or me at any time, with or without advance notice, with or without cause, and for any reason whatsoever. Upon the termination of my employment, I will be entitled only to the compensation earned by me as of the date of termination.

2. Confidential Information.

(a) Company Information. At all times during the term of my employment and thereafter, I agree to hold Confidential Information in the strictest confidence, to use such Confidential Information only to perform my duties as an employee of the Company, and not to disclose such Confidential Information to any person outside of the Company or to any entity without written authorization from an officer of the Company.

“Confidential Information” means Company Trade Secrets and any Company proprietary information, know-how, and technical data that is not publicly known. “Trade Secrets” means information that derives independent economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For example, Confidential Information may include (but is not limited to) research, product plans, products, services, customer lists, customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing plans, financial information, and other business information disclosed to me by the Company either directly or indirectly and by any means, including in writing, orally, by drawings, or by observation of parts or equipment.

I will promptly notify the Company if I am legally compelled to disclose any Confidential Information by the order of any court or governmental investigative or judicial agency pursuant to proceedings over which such court or agency has jurisdiction.

Social Media. I agree to refrain from posting any details or artifacts of my employment tasks and responsibilities from Social Media or any shared/publicly facing platform. Should I wish to post any text or image related to my work on any platform, including but not limited to LinkedIn, Facebook, Instagram, I agree to secure Company approval prior to posting.

Exclusions. Confidential Information does not include any of the foregoing items which: (i) becomes publicly known or generally available through no wrongful act by me or by others who were under confidentiality obligations as to the item(s) involved; (i) I already knew prior to commencement of my employment with the Company, other than by disclosure to me by the Company; (ii) I lawfully receive from someone outside the Company who is not obligated to keep the information confidential; or (iii) is explicitly approved in writing for release by an officer of the Company.

(b) Third Party Information.Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of

Exhibit 10.1

such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence, to use such information only as necessary to perform my work for the Company consistent with the Company’s agreement with such third party, and not to disclose such information to any person outside of the Company or to any entity. Such information will be deemed Confidential Information, subject to the exclusions specified in subsection (b)above.

(c) Former Employer Information.I agree that I will not, during my employment with the Company, bring onto Company premises or improperly use or disclose any confidential or proprietary information or Trade Secrets of any former or concurrent employer or other person or entity, without the explicit written consent of such employer, person or entity. If at any time during my employment with the Company, I am requested by the Company to perform work which I believe may cause me to violate a duty I have to a third party, I will immediately inform an officer of the Company so that an assessment of the situation may be made.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto as Exhibit C a list describing all inventions, original works of authorship, developments, improvements, and Trade Secrets which belong to me, either alone or jointly with others, as of the commencement date of my employment with the Company, and which relate to the Company’s actual or proposed business, services, products, or research and development, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”). If no such list is attached, I represent that there are no such Prior Inventions.

If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention, I hereby grant to the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide, transferable, and sublicensable license to make, have made, modify, use, sell, distribute, and import such Prior Invention and/or technology based upon such Prior Invention. I will not knowingly incorporate into anything that I develop for the Company any third-party materials (including, but not limited to, open source software), intellectual property, or proprietary information without the Company’s prior written approval of such incorporation.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust solely for the benefit of the Company, and do hereby assign and transfer to the Company all of my right, title, and interest in and to any and all Inventions, including all intellectual property rights and moral rights relating thereto, except as provided in Section 3(g) below. “Inventions” means original works of authorship (including but not limited to software), developments, improvements, and Trade Secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive, develop, or reduce to practice either (i) during the period of time I am employed by the Company, or (ii) after my employment with the Company ends if based upon any Confidential Information. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of, and during the period of, my employment with the Company and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act (17 USC §101).

(c) Inventions. Assigned to the United States. I agree to assign to the United States government all of my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records.I will keep adequate and current written records of all Inventions made by me (solely or jointly with others) during the period of my employment with the Company. The records will be in the form of

Exhibit 10.1

notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and (subject to Section 3(g) below) will remain the sole property of the Company at all times.

(e) Patent and Copyright Registrations. I will assist the Company or its designee, at the Company’s expense, in every proper way to secure the Company’s right, title, and interest in the Inventions I am required to assign to the Company, including copyrights, patents, mask work rights, Trade Secrets, and other intellectual property rights relating thereto in any and all countries. Such assistance may include (but is not limited to) (i) disclosing to the Company all pertinent information and data relating to the assigned Inventions; (ii) executing all documents that are required to assign to the Company or its successors and assigns all right, title, and interest to the Inventions, including all intellectual property rights relating thereto; and (iii) executing all applications, specifications, oaths, and all other documents that are required for the Company to register copyrights, patents, mask works, or other intellectual property rights relating thereto. My obligations to provide such assistance and execute such documents will continue after the termination of my employment with the Company.

(f) Power of Attorney. If the Company is unable to obtain my signature, because of my mental or physical incapacity or for any other reason, then I hereby irrevocably appoint the Company and its duly authorized officers and agents as my agent and attorney-in- fact, which appointment is coupled with an interest and will therefore survive my death or incompetence, to execute and file any applications for United States or foreign patents, and copyright and mask work registrations, and other intellectual property rights protection for assigned Inventions, and to do all other lawful acts to further the prosecution and issuance of such patents and copyright and mask work registrations, with the same legal force and effect as if executed by me.

(g) Exception to Assignments.The provisions of Section 3(b)of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that qualifies fully under the provisions of California Labor Code Section 2870. All Inventions that qualify under Labor Code Section 2870 must, however, be disclosed to the Company as required by Section 3(b), so that the Company may determine whether such Inventions do in fact qualify for exclusion from assignment to the Company. Information regarding Inventions that qualify fully under Labor Code Section 2870 will be received in confidence by the Company.

(h) Use of Inventions in Portfolio. I understand and agree that the Inventions assigned to the Company pursuant to this Section 3 include photographs, drawings, schematics, reproductions, prototypes, samples, and other embodiments of such Inventions (collectively, “Samples”). Therefore, I may not use any such Samples in any way without the express written permission of the Company. During and after my employment, I may request written authorization from the Company to include certain Samples in my professional portfolio; however, I understand and agree that such authorization may be given or withheld in the sole and absolute discretion of the Company and may be limited as to the time and manner of use. In any event, no such authorized use of any Samples shall include the right to publicly distribute or display such Samples or prepare any derivative works based upon such Samples. For purposes of this subsection (h), the phrase “publicly distribute or display” includes but is not limited to: (i) displaying or allowing access to any Samples in any place open to the public or in any form available to the public, (ii) including the Samples in any literary works, whether in print or electronic form (including but not limited to any software program or application), (iii) creating audio or visual recordings of such Samples and distributing such recordings, whether electronically or through physical media, and (iv) transmitting the Samples or allowing them to be transmitted to multiple locations, such as through posting on a website, uploading to an FTP server, sending to multiple recipients via e-mail or text message, or broadcasting on television or radio.

4. Company Policies. I agree to adhere to all Company policies which may be changed from time-to-time by Company in its sole discretion.

Exhibit 10.1

5. No Conflicting Activities. During the period of my employment with the Company, I will not engage in any other employment, occupation, consulting, or other business activity that is directly related to the business in which the Company is now involved or becomes involved; and I will not engage in any activities that conflict with my obligations to the Company.

6. Returning Company Documents and Other Property. All documents and tangible materials that I receive from the Company during the course of my employment with the Company, including (but not limited to) all such items that incorporate Confidential Information, are the Company’s property; and I will deliver to the Company all such documents and materials upon the termination of my employment, or earlier upon the Company’s request. I will not keep copies of such documents or materials, recreate them, or deliver them to anyone else. I will also return all Company property, including laptop computer, mobile telephone, and all memory sticks, credit cards, entry cards, identification badges and keys, and any other Company equipment in my possession, custody, or control. Additionally, I will delete all Company documents and all Confidential Information that exists on any computer, PDA, and other electronic devices that I use and that are owned by me or by a third party.

7. Termination Certification; Notification of New Employer. Upon the termination of my employment with the Company, I will sign and deliver to the Company the “Termination Certification” to be provided by the Company by the date of termination. I hereby consent to the Company notifying my new employer about my obligations under this Agreement.

8. Non-Solicitation of Employees, Consultants, and Customers.

(a) Non-Solicitation of Employees and Consultants. I recognize the highly competitive nature of the business of the Company and that Company employees are exposed to Trade Secrets of the Company, which may include Confidential Information regarding its employees and consultants. Accordingly, during my employment with the Company and for a period of twelve (12) months immediately following the termination of such employment, I shall not, either directly or indirectly, on my own behalf or on behalf of others(a) solicit, induce, recruit, or encourage any of the Company’s employees or consultants to leave their employment or consulting relationship with the Company to work for a competitor of the Company, or (b) attempt to do any of the foregoing.

(b) Non-Solicitation of Customers. I recognize the highly competitive nature of the business of the Company and acknowledge that Company employees are exposed to Trade Secrets of the Company, which may include information regarding its customers and clients. Accordingly, I agree that, during my employment with the Company, I will not use such Company Trade Secrets to solicit, on my own behalf or on behalf of others, business from any person or entity. In addition, for a period of twelve (12) months immediately following the termination of my employment with the Company for any reason, whether with or without cause, I shall not either directly or indirectly, on my own behalf or on behalf of others, solicit business from any person or entity that is at such time or was at any time within the twelve (12) month period preceding such termination, a customer or client of the Company.

9. Arbitration and Equitable Relief.

(a) Arbitration. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes, and my receipt of the compensation and any and all other benefits provided to me by the Company, at present and in the future, I agree that any and all controversies, claims or disputes with anyone, including (but not limited to) any employee, manager, officer, agent, shareholder, fiduciary, administrator, or benefit plan of the Company, arising from, relating to, or resulting from my employment with the Company, including any breach of this Agreement, shall be subject to and be resolved by binding arbitration.

Exhibit 10.1

Binding arbitration pursuant to this Agreement shall be pursuant to California law, including California Code of Civil Procedure Sections 1280 through 1294.2, specifically including Section 1283.05 (“Right to Discovery; Procedure and Enforcement”). I understand that this Agreement to Arbitrate also applies to any disputes that the Company may have with me.

In agreeing to arbitrate any and all claims, I AGREE TO WAIVE AND HEREBY DO WAIVE ANY RIGHT TO TRIAL BY JURY, INCLUDING FOR ANY STATUTORY CLAIMS UNDER STATE AND FEDERAL LAW, SPECIFICALLY INCLUDING (BUT NOT LIMITED TO) CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF SEXUAL OR OTHER UNLAWFUL HARASSMENT OR DISCRIMINATION, WRONGFUL TERMINATION, ANY OTHER STATUTORY CLAIMS, AND ANY CLAIMS FOR BREACH OF CONTRACT, TORT, OR ANY OTHER BASES IN FEDERAL, STATE, LOCAL, OR COMMON LAW. If, however, Company is subject to the Franken Amendment (Section 8116 of the 2010 Defense Appropriations Act) then I will not be required to resolve through arbitration any claim under Title VII of the Civil Rights Act of 1964 (which includes claims of discrimination based upon race, sex, national origin, and religion); or any tort relating to or arising out of sexual assault or harassment, including assault and battery, intentional infliction of emotional distress, false imprisonment, or negligent hiring, supervision, or retention.

(b) Procedure. I agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures(the “Rules”). I agree that the arbitration shall take place in the City and County of San Francisco, California and that the arbitrator shall conduct and administer any arbitration in a manner consistent with the Rules, and with California law, including the power to conduct adequate discovery, decide any motions brought by any party, and to award any remedies, including attorneys’ fees and costs, available under applicable law. I agree that the arbitrator shall issue a binding written award that sets forth the essential findings and conclusions on which the award is based. The Company will pay all fees charged by the arbitrator and by the AAA, regardless of the party initiating the arbitration.

(c) Remedies and Provisional Relief. Arbitration shall be the sole, exclusive and final method for resolving any dispute between the Company and me. Accordingly, neither the Company nor I will be permitted to pursue an action in court regarding claims that are subject to arbitration. However, nothing in this Agreement will prohibit either party from seeking provisional relief, including an injunction or other available provisional relief. I agree that no bond or other security will be required when seeking such provisional relief. If either party seeks such relief from a court, the prevailing party shall be entitled to recover allowable costs and reasonable attorneys’ fees incurred with respect to such application.

(d) Administrative Relief.This Agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body or agency, such as the California Department of Fair Employment and Housing, the U.S. Equal Employment Opportunity Commission, or the California Workers’ Compensation Appeals Board. This Agreement does, however, prohibit me from pursuing a court action regarding any such claim.

10. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND ALL DISPUTES HEREUNDER SHALL BE GOVERNED BY, THE LAWS OF

Exhibit 10.1

THE STATE OF CALIFORNIA AS APPLIED TO CONTRACTS MADE AND TO BE PERFORMED IN CALIFORNIA, WITHOUT APPLYING CONFLICT OF LAW RULES. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b) Voluntary Nature of this Agreement. I acknowledge and agree that I have carefully read this Agreement and that I understand it, and that I have had an opportunity to seek the advice of legal counsel of my own choice or that I have voluntarily declined to seek the advice of such legal counsel before signing this Agreement. I acknowledge and agree that I understand the terms, consequences and binding effect of this Agreement, including that I am waiving my right to a jury trial.

(c) Entire Agreement; Amendment. This Agreement, including all Exhibits attached hereto, is intended as the complete, final and exclusive agreement between the parties regarding Confidential Information, ownership of and assignment of Inventions, and dispute resolution, and supersedes all prior understandings, writings, proposals, representations or communications, oral or written, relating to the subject matter hereof. This Agreement may not be modified except by a writing executed by me and an officer of the Company. Any change in my title, duties, or compensation will not affect the validity or scope of this Agreement.

(d) Waiver. Failure of either party to enforce compliance with any provision of this Agreement shall not constitute a waiver of such provision unless accompanied by a clear written and signed statement that such provision is waived. A waiver of any default hereunder or of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or of any other term or condition, but shall apply solely to the instance to which such waiver is directed.

(e) Severability. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable, a modified provision shall be substituted which carries out as nearly as possible the original intent of the parties, and the validity, legality and enforceability of any of the remaining provisions shall not in any way be affected or impaired thereby. If no such substitution can be made, such invalid, illegal or unenforceable provision shall be deleted, and the remaining provisions shall not in any way be affected or impaired thereby.

(f) Survival; Successors and Assigns. This Agreement will survive termination of my employment with the Company for any reason and will be binding upon my heirs, executors, administrators and other legal representatives, and will protect the Confidential Information of, and be for the benefit of, the Company and its successors and assigns.

(g) Headings. Headings in this Agreement are for the purpose of convenience only and are not intended to be used in its construction or interpretation.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) shown below, to be effective as of the date of execution by the employee (or if earlier upon commencement of the employee’s employment).

INTERACTIVE STRENGTH INC. By: /s/ Trent Ward	Employee Signature: /s/ Caleb Morgret

Exhibit 10.1

Name: Trent Ward Title: Chief Executive Officer Date: 10/28/25	Name: Caleb Morgret Date: 10/28/25

EXHIBIT C

List of Prior Inventions

Exhibit 10.1

Employee to add details of any prior invention to table below:

Title	Date	Identifying Number or Description

Employee to initial below as applicable:

NO inventions, original works of authorship, developments, improvements, or trade secrets required to be disclosed.
Additional sheets attached.

Signature of Employee: /s/ Caleb Morgret

Print Name of Employee: Caleb Morgret

Date: 10/28/25

[1] On select plans

[2] On select plans

[3] Specific training modalities are based on availability.